CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of GlobalOptions Group, Inc. on Form S-3 of our report dated March 1, 2006 (Except for Note 13, for which the date is May 12, 2006), with respect to the financial statements of Safir Rosetti, LLC as of and for the years ended December 31, 2005 and 2004, appearing in the Form 8-K/A filed on July 25, 2006 by GlobalOptions Group, Inc. We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

/s/ Friedberg, Smith & Co., P.C.

Friedberg, Smith & Co., P.C.
Bridgeport, Connecticut
January 31, 2008